Exhibit (l)(34)

                               PURCHASE AGREEMENT


     AGREEMENT dated this 28th day of September, 2005, by and between Allegiant Funds (the "Trust"), a Massachusetts business trust, and Professional Funds Distributor, LLC ("PFD").

          1. The Trust hereby offers PFD and PFD hereby purchases one each of the following classes and series of shares of beneficial interest (no par value per share) representing interests in the Trust's Multi-Factor Small Cap Value Fund, Multi-Factor Small Cap Core Fund and Multi-Factor Small Cap Growth Fund at a price of $10.00 per share (collectively known as "Shares"):

CLASS OF SHARES                        NAME OF CLASS OF SHARES
---------------                        -----------------------
Class FFF                              Allegiant Multi-Factor Small Cap Value Fund - I Shares
Class FFF - Special Series 1           Allegiant Multi-Factor Small Cap Value Fund - A Shares
Class FFF - Special Series 3           Allegiant Multi-Factor Small Cap Value Fund - C Shares
Class FFF - Special Series 5           Allegiant Multi-Factor Small Cap Value Fund - R Shares
Class GGG                              Allegiant Multi-Factor Small Cap Core Fund - I Shares
Class GGG - Special Series 1           Allegiant Multi-Factor Small Cap Core Fund - A Shares
Class GGG - Special Series 3           Allegiant Multi-Factor Small Cap Core Fund - C Shares
Class GGG - Special Series 5           Allegiant Multi-Factor Small Cap Core Fund - R Shares
Class HHH                              Allegiant Multi-Factor Small Cap Growth Fund - I Shares
Class HHH - Special Series 1           Allegiant Multi-Factor Small Cap Growth Fund - A Shares
Class HHH - Special Series 3           Allegiant Multi-Factor Small Cap Growth Fund - C Shares
Class HHH - Special Series 5           Allegiant Multi-Factor Small Cap Growth Fund - R Shares

          2. PFD hereby acknowledges receipt of one Share of each class and series listed above. The Trust hereby acknowledges receipt from PFD of funds in the amount of $10.00 for each such Share.

          3. PFD represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          4. The names "Allegiant Funds" and "Trustees of Allegiant Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Allegiant Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 28th day of September, 2005.

                                ALLEGIANT FUNDS
Attest:


/s/ Lynda Ludwig                By:       /s/ Herbert R. Martens, Jr.
--------------------------               --------------------------------------

                                Title:    President and Chief Executive Officer
                                         --------------------------------------


                                PROFESSIONAL FUNDS DISTRIBUTOR, LLC
Attest:


/s/ Adam Shoffner               By:       Jennifer K. DiValerio
--------------------------               --------------------------------------

                                Title:    Vice President
                                         --------------------------------------

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